Exhibit 99.1

Technology Research Corporation

Nominating and Governance Committee Charter

I.
Purpose. The Nominating and Corporate Governance Committee (the "Committee") of Technology Research Corporation is appointed by its Board of Directors (the "Board") (the "Company") to provide assistance to the Board in (a) identifying and recommending qualified Board nominees, (b) evaluating the performance and effectiveness of the Board and its committees, and (c) evaluating and recommending corporate governance guidelines and practices.

II.
Membership.  The Committee shall be composed of at least three persons, and all of its members will be "independent directors," as determined by the Board in a manner consistent with the "independent director" definition in the listing requirements of the National Association of Securities Dealers or other exchange on which the Company’s securities are listed.  The Board, on the recommendation of the Committee, shall elect members to fill vacancies on the Committee, as necessary. The Board shall designate one of the Committee members as Chairperson.  The Board may remove and replace Committee members.

III.	Responsibilities. The Committee shall have the responsibility and authority to do the following:

A.	Director Nominations

1.
Identify and make recommendations to the Board regarding nominees for board membership, whether for the slate of director nominees to be proposed by the Board to the shareholders or any director nominees to be elected by the Board to fill interim director vacancies or newly-created directorships.

2.
Retain, at its discretion, a search firm to identify director candidates.  The Committee shall have sole authority to approve the search firm's fees and other retention terms and to terminate the search firm.

3.	Review director candidates submitted by shareholders.

B.	Corporate Governance

1.	Review and recommend corporate governance practices and policies of the Company and make recommendations to the Board.

2.	Consider and make recommendations to the Board concerning the size and composition of the Board.

3.	Develop and recommend to the Board guidelines and criteria to determine the qualifications of directors.

4.	Make recommendations to the Board regarding committee structure and delegated committee responsibilities.

5.	Evaluate and recommend any revisions to Board and committee meeting policies and logistics.

6.	Recommend performance criteria for and review the effectiveness of the operation of the Board and its committees, including reviewing governance and operating practices.

7.	Consider and make recommendations to the Board concerning executive sessions of non-management directors.

8.	Review conflicts of interest that affect the Company, or one or more directors or executive officers, as referred to it by the Board, the CEO or another person.

9.	Consider requests for waivers of, or exceptions to, the Company's codes of ethics and compliance policies and make recommendations to the full Board for decision.

10.	The Committee may form and delegate authority to subcommittees formed in accordance with applicable law, when appropriate in its view.

IV.	Meetings. The Committee will meet a minimum of twice per year and more frequently as circumstances require.

Effective Date:  December 11, 2008